Exhibit 10.2

[Company Letterhead]

April 28, 2017

Mr. Victor Herrero
Guess?, Inc.
1444 South Alameda Street
Los Angeles, California 90021

Re:    Amendment to Employment Agreement

Dear Victor:

Reference is made to that certain Executive Employment Agreement entered into by and between you and Guess?, Inc., a Delaware corporation (the “Company”), dated July 7, 2015 (your “Employment Agreement”). This letter amendment (this “Amendment”) sets forth the agreement by and between you and the Company as follows. Capitalized terms used in this Amendment that are not defined in this Amendment are used as defined in the Employment Agreement.
With respect to the equity awards contemplated by Section 6(c) of the Employment Agreement, effective with Fiscal Year 2018 the target grant date fair value of your annual Additional Equity Grant will be not less than 233% of your Base Salary in effect at the time of grant.
Your Employment Agreement (as modified by this Amendment) otherwise remains in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
You and the Company have caused this Amendment to be duly executed and delivered on the day and year first above written.

Guess?., Inc.,
a Delaware corporation

/s/ Jason Miller
By: Jason Miller
Its: General Counsel and Secretary

/s/ Victor Herrero
Victor Herrero